EXHIBIT 10.11




             Summary of Incentive Bonus Arrangements


     The   following   is  a  summary  of  the  incentive   bonus
arrangements in which the Executive Officers of the Company participate.

     The merit bonus is a short-term incentive calculated as a percentage of base salary according to a plan that covers all Executive Officers, including the named executive officers and Co-Chairmen of the Board. The merit bonus percentage for each Executive Officer is based on three financial components and, except as noted below, one discretionary non-financial component. The goals on which these components are based are recommended by senior management and reviewed, modified and approved by the Compensation Committee at the beginning of each fiscal year. A percentage is awarded for each of the components that correspond to the following goals:

     *  A net revenue goal.

     * A profitability goal, profit before taxes, expressed as a percent of net revenue before taxes.

     * The achievement of or progress toward achieving certain predetermined non-financial goals. The non-financial goals vary from individual to individual depending upon the particular area of responsibility.

     * Another profitability goal expressed as a percent of net revenue after taxes. This component acts as a multiplier for the sum of the two financial components and one non-financial component described above.

     The percentage awarded for each component described above is subject to a sliding scale ranging between 0% and a predetermined maximum percentage depending upon how far below or above the year-end results achieved are from the stated goal. In order to be eligible to receive a bonus, two conditions must take place: (1) the sum of the percentages awarded for the first two financial components and the non-financial component must be greater than "0%" and (2) the percentage awarded for the net after tax component must be greater than 0%.

     The merit bonus incentive opportunity for the Co-Chairmen of the Board is based on the first, second and fourth components described above, and does not include the opportunity for additional incentive bonus compensation pursuant to the third component described above.

     In calculating bonus amounts, (1) the final profit before taxes for the year will reflect all accruals that are properly recorded, including bonus accruals, (2) the net revenue and profit before tax actual results will be translated using budgeted exchange rates, and (3) the budget may be adjusted for any unusual items that are added or deleted during the fiscal year, subject to approval by the Board of Directors.